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                                                               Exhibit 5
                                                               ---------

Paul H. White
General Counsel
PacTel Corporation
2999 Oak Road
MS 800
Walnut Creek, California 94596
510-210-3800




January 14, 1994



PacTel Corporation
2999 Oak Road
Walnut Creek, CA 94596


Ladies and Gentlemen:

With reference to the registration statement that PacTel Corporation, a California corporation (the "Company"), proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 2,000,000 shares of its common stock, $.01 par value (the "Shares"), to be issued and sold pursuant to the PacTel Corporation Retirement Plan (the "Plan"), I am of the opinion that:

   (1) the Plan has been duly adopted by the Company, and participations acquired under the Plan as provided therein will be legally existing participations in accordance with the terms thereof.

   (2) all proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the offering and sale of the Shares thereunder, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above. This opinion is limited to the laws of the State of California and the federal law of the United States of America.

Very truly yours,




/s/ Paul H. White
General Counsel